EXHIBIT 10.14



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                           AVON PRODUCTS, INC.
                           AMENDED AND RESTATED
                          BENEFIT PROTECTION TRUST
































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        This Amended and Restated Trust Agreement made as of
this 21st day of April, 1995, by and among Avon Products, Inc., a New York corporation (the "Company"), Chemical Bank, a banking corporation organized under the laws of the State of New York (the "Trustee"), and Buck Consultants, Inc. (the "Consulting Firm"), providing for the continuation of the trust known as the Avon Products Inc. Benefit Protection Trust (the "Trust") to provide a source for payments required to be made to executives (the "Executives") under the agreements listed on Exhibit A (the "Agreements")

                             WITNESSETH THAT:

        WHEREAS, the Trust was established by that certain
Trust Agreement dated as of August 3, 1989 between the Company as grantor and the Trustee as successor by merger to
 Manufacturers Hanover Trust Company, as trustee (the "Original Trust Agreement"); and

        WHEREAS, the Original Trust Agreement was amended by an agreement between the Company and Trustee dated as of June 8, 1994 (the Original Trust Agreement, as so amended, the "Amended
Trust Agreement");

        WHEREAS, the Company and the Trustee desire to amend and restate the Amended Trust Agreement as set forth below; and

        WHEREAS, the Company shall make contributions of cash and/or other property to the Trust, and may obtain a Letter of Credit, in each case to aid the Company in accumulating funds to satisfy the Company's obligations under the Agreements;

        NOW, THEREFORE, in consideration of the mutual under-takings of the parties and other good and valuable consider-ation, the parties hereto do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:


Section 1:  Definitions

        (a) "Adjustment Date" means each of the following days: (i) any date on which a Potential Change of Control oc-curs; (ii) any date on which a Change of Control occurs; (iii) the first day of each fiscal quarter of the Company after the occurrence of a Change of Control; (iv) any date following a Change of Control on which the Trustee notifies the Consulting Firm pursuant to Section 4 of an insufficiency in the funds available in the Benefit Contribution Account and under any Letter of Credit; and (v) any date following a Change of Control on which the Trustee notifies the Consulting Firm that it has used Trust Assets to pay compensation, expenses, fees or taxes pursuant to Section 9.

        (b) "Benefit Contribution Account" has the meaning set forth in Section 6(b).


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        (c)  "Benefit Contributions" has the meaning set
forth in Section 3(a).

        (d)  "Board" means the Board of Directors of the Company.

        (e)  "Change of Control" means:

             (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership
(within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursu-ant to a transaction which complies with all of clauses
(A), (B) and (C) of subsection (iii) below; or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsec-tion (c) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subse-quent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities or

             (ii)  individuals who, as of the date hereof,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board;
provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent
Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

             (iii)  the approval by the shareholders of the
Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by Shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combi-nation pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person
(excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then out-standing shares of common stock of the corporation result-ing from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership ex-isted prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

             (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

        (f) "Code" means the Internal Revenue Code of 1986, as amended.

        (g) "Contributions" means the Initial Contribution and all other contributions of cash and/or property to the Trust, whenever made.

        (h) "ERISA" means the Employee Retirement IncomeSecurity Act of 1974, as amended.

        (i) "Executives" has the meaning set forth in the first paragraph of this Agreement.

        (j) "Fee Contribution Account" has the meaning set forth in Section 6(b).

        (k)  "Fee Contributions" has the meaning set forth in
Section 3(a).


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        (l)  "Insolvent" has the meaning set forth in Section 5(a).

        (m) "Letter of Credit" means any letter of credit that may be obtained subsequent to the execution of this Trust Agreement pursuant to an agreement between the Company and one or more banking institutions providing for an irrevocable letter of credit in favor of the Trustee, in its capacity as Trustee ofthe Trust.

        (n)  "Minimum Required Funding" has the meaning set forth in
Section 3(c).

        (o) "Notice of Insolvency" has the meaning set forth in Section 5(c).

        (p)  "Potential Change of Control" means:

             (i) the commencement of a tender or exchange offer by any third person (other than a tender or exchange offer which, if consummated, would not result in a Change of Control) for 20% or more of the then outstanding shares of common stock or combined voting power of the Company's then outstanding voting securities;

             (ii) the execution of an agreement by the Company, the consummation of which would result in the occurrence of a Change of Control;

             (iii) the public announcement by any person (including the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change of Control other than through a contested election for directors of the Company; or

             (iv) the adoption by the Board, as a result of other circumstances, including circumstances similar or related to the foregoing, of a resolution to the effect that, for purposes of this Trust Agreement, a Potential Change of Control has occurred.

        (q) "Required Funding Amount" as of a given date means the present value of the aggregate maximum amount of all Required Payments that could become due under the Agreements, as determined by the Consulting Firm as of such date, taking into account any Required Payments that have previously been made and using the assumptions set forth on Exhibit B hereto. The Company may amend Exhibit B hereto at any time and from time to time before a Change of Control. After a Change of Control, Exhibit B may be amended only with the consent of the Consulting Firm and the Trustee.

        (r) "Required Payment" means any cash payments that become due under an Agreement upon or after a Change of Control as a result of the termination of the Executive's employment (whether such termination occurs before or after the Change of Control) or the imposition of the tax imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, but excluding any payments that would be made from any other grantor trust created by the Company.

        (s) "Trust" has the meaning set forth in the first paragraph of this Trust Agreement.

        (t) "Trust Assets" means all contributions to the Trust by the Company and any amounts drawn by the Trustee under any Letter of Credit, together with any earnings thereon and other increases thereof, reduced by any losses and distributions from the Trust and any other reductions thereof.

Section 2:   Establishment of Trust

          (a) Contributions. The Company has previously made an initial contribution under the Original Trust Agreement, which, together with all future Contributions and any amounts drawn by the Trustee under any Letter of Credit, shall constitute the principal of the Trust to be held, administered and disposed of by the Trustee in accordance with this Trust Agreement.

          (b) Grantor Trust. The Trust is intended to be a grantor trust of which the Company is the grantor, within the meaning of
Section 671 of the Code, and shall be construed accordingly. The Trust is notdesigned or intended to qualify under Section 401(a) of the Code.

          (c) Trust Assets. The Trust Assets shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes herein set forth. The
Executives shall not have any preferred claim on, nor any beneficial ownership interest in, any of the Trust Assets before the Trust Assets are paid to the Executives pursuant to the terms of this Trust Agreement, and all rights created under the Agreements and this Trust Agreement shall be mere unsecured contractual rights of the Executives against the Company. The
Trust Assets shall at all times be subject to the claims of the Company's general creditors under Federal and state law in ac-cordance with Section 5.
          (d) Amendment of Exhibit A. Exhibit A may be amended by the Company from time to time before a Change of Control to add or delete Agreements. After the occurrence of a Potential
Change of Control, however, no Agreement may be deleted from Exhibit A unless the Executive who is a party to such consent has given his or her written content thereto to the Trustee and the Consulting Firm. Exhibit A may not be amended after a Change of Control.

Section 3:  Funding

          (a) Contributions. The Company shall make additional Contributions to the Trust in accordance with Sections 3(c) and 9 of this Trust Agreement, and such other Contributions as the Board deems appropriate from time to time. The Trustee shall be responsible only for Contributions actually received by it hereunder, and the Trustee shall have no duty or responsibility with respect to the timing, amounts and sufficiency of the Contributions made or to be made by the Company hereunder, except as otherwise provided in Section 3(c), Section 4 and
Section 9 of this Agreement. All Contributions shall be classified as intended to provide funding either for the payment of compensation, expenses and taxes pursuant to Section 9 of this Trust Agreement ("Fee Contributions") or for payments to Executives pursuant to Section 4 of this Trust Agreement ("Benefit Contributions"). The previously made initial contribution, all additional Contributions pursuant to Section 9, and any other Contributions by the Company that the Board so designates, shall be considered Fee Contributions. All other Contributions and all amounts drawn by the Trustee on any Letter of Credit shall be considered Benefit Contributions.

          (b) Letter of Credit. Prior to a Change of Control, the Trustee shall draw upon any Letter of Credit only when and to the extent so directed by the Company.

          (c) Required Funding. As soon as practicable fol-lowing each Adjustment Date, but in no event later than fifteen business days thereafter, (i) the Consulting Firm shall de-termine and notify the Company and the Trustee of the Required Funding Amount as of that Adjustment Date, and (ii) the Trustee shall determine and notify the Company and the Consulting Firm of the amounts in the Benefit Contribution Account and the Fee Contribution Account as of that Adjustment Date. If, as of the Adjustment Date, the amount in the Fee Contribution Account is less than One Hundred Thousand Dollars ($100,000), then within ten business days after receiving notice thereof, the Company shall make additional Fee Contributions so as to cause the amount in the Fee Contribution Account to equal or exceed One Hundred Thousand Dollars ($100,000). If, as of any Adjustment Date on which a Potential Change of Control occurs, the amount then held in the Benefit Contribution Account is not equal to at least eighty percent (80%) of the Required Funding Amount ("Minimum Required Funding"), then within thirty days after receiving such notice the Company shall make additional Benefit Contributions and/or the Trustee shall draw down such amount under any Letter of Credit, or a combination thereof, so as to provide funding of the Benefit Contribution Account that will equal or exceed the Minimum Required Funding. Within thirty days after receiving such notice with respect to any other Ad-justment Date, the Trustee may draw from any Letter of Credit such additional amount (if any) as may be necessary to provide the Benefit Contribution Account with the Minimum Required Funding as of that Adjustment Date (or such higher level of funding up to 100% of the Required Funding Amount as of the Adjustment Date as the Trustee in its discretion shall then deem appropriate).

          (d) Distributions. Notwithstanding any other provision of this Trust Agreement to the contrary, at any time and from time to time before a Change of Control, the Company may direct the Trustee to distribute to the Company, and upon such direction the Trustee shall distribute to the Company, any por-tion of the Trust Assets (in cash or in kind, as directed by the Company), so long as Trust Assets having a value of at least
$1,000 remain in the Trust. After a Change of Control, if, as of any Adjustment Date, the amount, if any, in the Benefit Contribution Account exceeds 150 percent of the Required Funding Amount, the Company may elect, by so notifying the Trustee within 45 days after the Adjustment Date, to eliminate such excess by requiring the Trustee to distribute Trust Assets to the Company; provided, however, that any such distribution shall be made exclusively from the Benefit Contribution Account.

          (e)  Duty to Inform of Trigger Event; Notification of
Trigger Event by Executives. The Company shall have the duty to inform the Trustee and the Consulting Firm whenever a Change of Control or Potential Change of Control (as the case may be) occurs. If within any period of sixty consecutive days any two Executives give the Trustee written notice that a Change of Control or Potential Change of Control (as the case may be) has occurred, setting forth the factual basis for that assertion, and the Trustee determines that there is a reasonable basis on which to conclude that a Change of Control or Potential Change of Control (as the case may be) has occurred, the Trustee shall so notify the Company and the Consulting Firm and, unless within five business days thereafter the Company delivers to the Trustee and the Consulting Firm an opinion of outside legal counsel to the Company (which opinion may be based upon representations of fact, as long as such counsel does not know that such representations are untrue) that a Change of Control or Potential Change of Control
(as the case may be) has not occurred, then a Change of Control or Potential Change of Control (as the case may be) will be deemed to have occurred. The Trustee shall give prompt notice of the occurrence of a Change of Control or Potential Change of Control (as the case may be) to all Executives.

Section 4:  Payments to Executives

          The Trustee shall make all Required Payments that become due under the Agreements directly to the Executives;
provided, that the Trustee shall withhold from such Required
Payments any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld and shall deliver and pay over any such withheld amounts to the appropriate taxing authorities, all in accordance with the Com-pany's instructions. In determining that a Required Payment has become due, the Trustee shall be entitled to rely upon the certification of an Executive that all conditions to the Execu-tive's right to receive the Required Payment have been met. Upon receiving such a certification, the Trustee shall request that the Consulting Firm determine, and the Consulting Firm shall determine, the amount of Required Payment, and the Trustee shall be entitled to rely on such determination. Such determination by the Consulting Firm shall be itemized as to the dollar values of the various principal forms of compensation due under the applicable Agreement, including the amount to be paid as a "Tax Reimbursement Payment" (related to any excise taxes that may be imposed on the Executive), which amount may separately be paid at a later date in accordance with the terms of the Agreement.
All payments by the Trustee pursuant to this Section 4 shall be made from the Benefit Contribution Account to the extent of the positive balance thereof, and thereafter from amounts drawn upon the Letter of Credit. If the funds available in the Benefit Contribution Account and under any Letter of Credit are insufficient to make such payment, the Trustee shall promptly so notify the Company, the Consulting Firm and the Executive, and the Company shall make such payment to the extent of such insufficiency. The Trustee shall have no duty or responsibility with respect to the Company's obligation to make benefit payments under the Agreements. In no event shall a payment by the Trustee pursuant to this Section 4 be made from the Fee Contribution Account.

Section 5:  Trust Assets Subject to Claims of Creditors

         (a) Definition of Insolvency. The Company shall be considered "Insolvent" if (i) it is unable to pay its debts as they mature, or (ii) it is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

          (b) Trust Assets Subject to Claims of Creditors. At all times while the Trust is in existence, the Trust Assets shall be subject to the claims of general creditors of the Company under Federal and state law as set forth below. Not-withstanding the provisions of Section 4, whenever the Trustee has actual knowledge in its capacity as Trustee that the Company is Insolvent, or has received a Notice of Insolvency, the Trustee shall suspend making payments to the Executives and shall hold the Trust Assets for the benefit of the Company's general creditors, and shall promptly notify the Executives that it is doing so. During any period when payments to the Executives are suspended under this Section 5, the Trustee may nonetheless pay compensation, expenses, fees and taxes in ac-cordance with Section 9, unless it receives a court order to the contrary. If the Company subsequently ceases to be In-solvent without the entry of a court order concerning the dis-position of the Trust Assets, the Company shall give notice to the Trustee, the Consulting Firm and the Executives (i) stating that the Company is no longer Insolvent and (ii) setting forth the extent to which the Company has made directly to the Ex-ecutives any Required Payments that became due during the period that the Trustee had suspended payments. The Trustee shall thereupon resume payments pursuant to Section 4, including payments that became due and were not paid during the period of suspension.

          (c) Notice of Insolvency. A "Notice of Insolvency" means a written notice from the Board of Directors or the Chief Executive Officer of the Company that the Company is Insolvent, or a written notice from a person claiming to be a creditor of the Company (which person the Trustee considers to be reliable and responsible) alleging that the Company is Insolvent. The Board of Directors and the Chief Executive Officer of the Com-pany shall have the duty to give the Trustee a Notice of Insol-vency immediately upon the Company's becoming Insolvent. The Trustee shall be entitled to rely upon a Notice of Insolvency from the Board of Directors or the Chief Executive Officer of the Company and shall have no duty at any time to inquire whether the Company is Insolvent, except in response to a Notice of Insolvency from a person claiming to be a creditor of the Company. The Trustee may in all events rely upon such evi-dence concerning the Company's solvency as may be furnished to it by the Company that provides a reasonable basis for making a determination of whether the Company is Insolvent.
Section 6: Accounting by the Trustee and the Consulting Firm; Provision of Information By the Company

          (a) Recordkeeping. The Trustee shall keep accurate and detailed records of all investments, receipts, disburse-ments, and all other transactions required to be done, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within sixty days following the close of each calendar year and within sixty days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company and the Consulting Firm a written statement of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be, and the book and fair market value of any such asset.

          (b) Accounts. The Benefit Contributions, together with the earnings thereon, and the Fee Contributions, together with the earnings thereon, shall be reflected by the Trustee in two separate accounts called the "Benefit Contribution Account" and the "Fee Contribution Account," respectively. Whenever it is necessary under this Trust Agreement to determine the amount in either the Benefit Contribution Account or the Fee Contribu-tion Account, the Trustee shall determine the value of the as-sets in that account in its discretion, and may consult with such experts as it deems necessary to determine such value.

          (c) Provision of Information. The Company shall furnish the Trustee and the Consulting Firm with copies of the Agreements and any and all amendments thereto. Exhibit C sets forth the names and addresses of each Executive currently cov-ered by an Agreement together with his or her current annual rate of salary, most recent Annual Bonus, and the target value of his or her Performance Units award the Company's 1994 Long-Term Incentive Plan. The Company shall amend Exhibit C as of April 1 of each year and in any event as and when necessary to ensure that it is complete and accurate at all times. The Com-pany shall promptly provide the Trustee and the Consulting Firm with any and all other information that they reasonably request or that the Company believes would be useful to them in carrying out their duties hereunder, and shall promptly update such information as and when it changes.

          (d) Inspection of Records. This Trust Agreement and the Exhibits hereto, as amended from time to time, and all ac-counts, books and records maintained pursuant to this Section 6 shall be open to inspection and audit at all reasonable times by the Company and the Executives.

Section 7:  Investment Authority

          (a) Trustee Discretion. Except as otherwise spe-cifically provided in this Trust Agreement, the Trustee shall have full discretion in and sole responsibility for investment, management and control of the Trust Assets. Notwithstanding the foregoing, the Trust Assets shall be invested solely in one or more money market mutual funds consisting primarily of U.S.

<PAGE

government securities with a rating of "AAA" from Standard & Poor's (including, without limitation, such money market mutual funds with respect to which the Trustee or one or more of its affiliates provide services, including investment management services). All rights associated with Trust Assets shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by the Executives.

          (b) Powers of Trustee. Except as otherwise specifi-cally provided in this Trust Agreement, the Trustee is autho-rized and empowered:

          (i) To purchase, hold, sell, invest and reinvest the Trust Assets, together with income therefrom;

          (ii) To hold, manage and control all property at any time forming part of the Trust Assets;

          (iii) To sell, convey, transfer, exchange and other-wise dispose of the Trust Assets from time to time in such manner, for such consideration and upon such terms and conditions as it shall determine;

          (iv) To make payments from the Trust as provided hereunder;

          (v) To cause any property of the Trust to be issued, held or registered in the individual name of the Trustee, or in the name of its nominee, or in such form that title will pass by deliver; provided, that the records of the Trustee shall indicate the true ownership of such property;
and

          (vi) To do all other acts necessary or desirable for the proper administration of the Trust Assets as though the absolute owner thereof, and to exercise all the further rights, powers, options and privileges granted, provided for or vested in trustees generally under applicable federal or New York law, as amended from time to time, it being intended that, except as herein otherwise provided, the powers conferred upon the Trustee herein shall not be construed as being in limitation of any authority conferred by law, but shall be construed as in addition thereto. Notwithstanding the foregoing, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of
Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

Section 8:  Responsibility and Authority of Trustee and
            Consulting Firm

         (a) Prudence, etc. The Trustee shall carry out its duties hereunder solely in the best interests of the Executives and their beneficiaries, and shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. The Trustee shall not be liable for any act or failure to act under this Agreement, if any such action were taken or omitted, as the case may be, in good faith or in accordance with the express provisions of this Agreement The Trustee's duties and obligations shall be limited to those expressly imposed upon it by this Agreement, notwithstanding any reference to the Agreements. In no event, however, shall the Trustee be liable for special, consequential or punitive damages.

         (b) Consulting Firm Not Fiduciary. It is not in-tended that the Consulting Firm be a fiduciary with respect to the Trust, and the Consulting Firm shall have no liability to the Company or any Executive as a result of the exercise of its discretion in determining the Required Funding Amount under this Trust Agreement, except to the extent such exercise involves negligence or misconduct on the part of the Consulting Firm.

         (c) Counsel. The Trustee and the Consulting Firm may consult with legal counsel (who may also be counsel for the Company) with respect to any of its duties or obligations hereunder, and shall be fully protected in acting or refraining from acting in accordance with the advice of such counsel, and the Company shall be responsible for the payment of any such expenses and compensation.

         (d) Consultants. The Trustee and the Consulting Firm may employ suitable agents, including attorneys, accountants, financial consultants, and other experts, and the Company shall be responsible for the payment of their expenses and compensation.

Section 9:  Compensation, Expenses, Fees and Taxes

          The Trustee and the Consulting Firm shall each be entitled to receive such reasonable compensation for their services as shall be agreed upon by the Company and the Trustee or the Consulting Firm, as the case may be. The Trustee and the Consulting Firm shall also beentitled to receive their reasonable expenses incurred with respect to the administration of the Trust, including without limitation fees incurred pursuant to Sections 8(c) and (d) of this Trust Agreement and any expenses incurred in the course of appointing a successor Trustee pursuant to Section 10(b) or a successor Consulting Firm pursuant to
Section 11(b).  Such compensation and expenses shall be
paid by the Company and if not so paid, shall be paid by the Trustee from the Trust Assets. To the extent that any taxes are payable by the Trust to any Federal, state, local or foreign taxing authorities on account of earnings on or transactions involving Trust Assets, such taxes shall be paid by the Company and if not so paid, shall be paid by the Trustee from the Trust Assets. In the event any Trust Assets are used pur-suant to the preceding sentences to pay compensation, expenses, or taxes, such payments shall be made from the Fee Contribution Account to the extent of the positive balance therein, and then from the Benefit Contribution Account to the extent of the pos-itive balance therein; and (ii) Trustee shall notify the Company and the Consulting Firm of such payments, and the Company shall promptly contribute to the Trust the amount of such payments, plus interest thereon at a rate equal to the short-term applicable Federal rate, as defined in Section 1274(d) of the Code, or any successor thereto, from the date of such use through the date of the Contribution.

Section 10:  Resignation and Replacement of Trustee

          (a) Resignation or Removal. The Trustee may resign at any time during the term of this Trust by delivering to the Company a written notice of its resignation, and the Company may remove the Trustee at any time by delivering to the Trustee a written notice of such removal; provided, that any such res-ignation or removal shall not take effect unless and until a successor Trustee has been appointed in accordance with Section 10(b). After a Change of Control, the Trustee shall resign pursuant to the preceding sentence if, during any period of three months, two-thirds or more of the Executives give notice to the Trustee demanding such resignation. If, within 180 days of the delivery of notice of such resignation or removal, a successor Trustee shall not have been appointed, the Trustee may apply to any court of competent jurisdiction for the appointment of a successor Trustee.

          (b) Successor Trustee. In the event that the Trustee gives notice of its resignation, or the Company gives notice of its removal of the Trustee, in accordance with Section 10(a), a bank or trust company shall be appointed successor Trustee.
Before a Change of Control, such appointment shall be made by the Company, and after a Change of Control, it shall be made by the Consulting Firm. The Company shall promptly notify the Consulting Firm of the name and address of a successor Trustee appointed by it, and the Consulting Firm shall promptly notif the Executives of the name and address of every successor
Trustee. The appointment of a successor Trustee shall become final upon the giving of such notices, unless a Change of Control has previously occurred, in which event the appointment of a successor Trustee shall become final thirty days after the Executives are so notified unless more than one-third of the Executives have given the Consulting Firm written notice of their objection to the appointment. When the appointment of a successor Trustee becomes final, the Trustee shall thereupon deliver to the successor Trustee all property of this Trust, together with such records and documents as may be reasonably required to enable the successor Trustee to properly administer the Trust, reserving such funds as it reasonably deems necessary to cover its unpaid bills and expenses.

          (c) Succession. Upon appointment of a successor Trustee, all right, title and interest of the resigning or re-moved Trustee in the Trust Assets and all rights and privileges under this Trust Agreement theretofore vested in the resigning or removed Trustee shall vest in the successor Trustee where applicable, and the resigning or removed Trustee shall have no further obligations under this Trust Agreement; provided, how-ever, that the resigning or removed Trustee shall execute, ac-knowledge and deliver all documents and written instruments that are necessary to transfer and convey the right, title and interest in the Trust Assets, and all rights and privileges to the successor Trustee.

(d) Accounting. Nothing in this Trust Agreement shall be interpreted as depriving the Trustee or the Company of the right to have a judicial settlement of the Trustee's ac-counts, and upon any proceeding for a judicial settlement of the Trustee's accounts or for instructions the only necessary parties thereto will be the Trustee and the Company.

Section 11:     Resignation and Replacement of Consulting Firm

          (a) Resignation or Removal. The Consulting Firm may resign at any time during the term of this Trust by delivering to the Company a written notice of its resignation, and the Company may remove the Consulting Firm at any time by delivering to the Consulting Firm a written notice of such removal. After a Change of Control, the Trustee shall remove the Consulting Firm if, during any period of three months, two-thirds or more of the Executives give notice to the Trustee requesting such removal. No such resignation or removal shall take effect unless and until a successor Consulting Firm has been appointed in accordance with Section 11(b).

         (b) Successor Consulting Firm. In the event that the Consulting Firm gives notice of its resignation, or the Company or the Trustee gives notice of its removal of the Consulting
Firm, in accordance with Section 11(a), a firm of compensation or retirement plan consultants or certified public accountants shall be appointed the successor Consulting Firm. Before a Change of Control, such appointment shall be made by the Company, and after a Change of Control, it shall be made by the Trustee. The Company shall promptly notify the Trustee of the name and address of a successor Consulting Firm appointed by it, and the Trustee shall promptly notify the Executives of the name and address of every successor Consulting Firm. The appointment of a successor Consulting Firm shall become final upon the giving of such notices, unless a Change of Control has previously occurred, in which event the appointment of a successor Consulting Firm shall become final thirty days after the Executives are so notified unless more than one-third of the Executives have given the Trustee written notice of their ob-jection to the appointment. When the appointment of a successor Consulting Firm becomes final, the Consulting Firm shall thereupon deliver to the successor Consulting Firm all records and documents in its possession as may be reasonably required to enable the successor Consulting Firm properly to carry out its duties under this Trust Agreement.

Section 12:  Amendment or Termination
         (a) Amendment. This Trust Agreement may be amended at any time and from time to time before a Change of Control by a written instrument executed by the Trustee, the Company and the Consulting Firm. This Trust Agreement may not be amended after a Change of Control.

          (b) Irrevocable. Except as provided in Section 3(d), the Trust shall be irrevocable and may be terminated only upon the receipt by the Trustee of a certification from the

Consulting Firm that (i) all liabilities to the Executives under the Agreements have been satisfied or (ii) it has received the signed consent to the termination of the Trust of each Executive who remains entitled to payments pursuant to the Agreements; provided, that if the Company or the Consulting Firm notifies the Trustee that any payment made from the Trust or to be made pursuant to the Agreements is being contested, litigated or otherwise disputed, the Trust shall remain in effect until such contest, litigation or dispute is resolved. Upon such a termination of the Trust, the Trustee shall promptly transfer the Trust Assets (if any) to the Company.

Section 13:  Protection of the Trustee and the Consulting Firm.
          (a) The Company agrees, to the extent permitted by applicable law, to indemnify each of the Trustee and the Con-sulting Firm against and hold it harmless from any claim or liability that may be asserted against it by the Company or any other party, except on account of the Trustee's or the Con-sulting Firm's (as the case may be) own gross negligence or willful breach of its obligations under this Trust Agreement. Without limiting the generality of the foregoing, it shall not be considered a breach for the Trustee or the Consulting Firm, as the case may be, in good faith: (a) to rely upon a certi-fication of an authorized representative of the Company, or (in the case of the Trustee) the Consulting Firm, with respect to any instruction, direction or approval of the Company until a subsequent certification is filed with it; (b) to act upon any instrument, certificate, or paper believed by it to be genuine and to be signed or presented by the proper person or persons
(and except as set forth in Sections 3(e) and 5(c), neither the Trustee nor the Consulting Firm shall be under any duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained);
or (c) in the case of the Trustee, to make distributions in accordance with the terms of this Trust Agreement and infor-mation or directions furnished to the Trustee by the Executives, the Consulting Firm or the Company. In addition, the Company agrees to indemnify the Trustee for, and hold it harmless against, and defend it against any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees) of whatsoever kind and nature which may be imposed on, incurred by or asserted against it at any time by reason of (i) accepting any property contributed to the Trust in the Company's discretion or retaining such property as a Trust Asset at the Company's direction, or (ii) carrying out in good faith the responsibilities delegated to it under this Agreement, or by reason of any act or failure to act under this Agreement, if any such action was taken or omitted, as the case may be, in good faith or in accordance with the express provisions of this Trust Agreement; provided, that with respect to subclause (ii), the Trustee shall not be indemnified against any liability or expense for any action or inaction taken or omitted by the Trustee which, under the circumstances, the Trustee knows or has reason to know constitutes a violation of the law or a breach of its fiduciary duties. The Trustee shall not be required to give any bond or any other security for the faithful performance of its duties under this Trust Agreement, except as required by law.
          (b) Litigation. Neither the Trustee nor the Consulting Firm shall be required to undertake or to defend any litigation arising in connection with this Trust Agreement, unless it be first indemnified by the Company against its pro-spective costs, expenses and liability including counsel fees, and the Company hereby agrees to indemnify the Trustee and the Consulting Firm for such costs, expenses, and liability includ-ing counsel fees. The Company agrees to indemnify the Trustee and the Consulting Firm for any and all costs and expenses (in-cluding counsel fees) and shall hold the Trustee and the Con-sulting Firm harmless from any liability which may arise in connection with any disputes or litigation in connection with the Trust.

Section 14:  Notices

         All notices, consents and other communications here-under shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Company:
            Avon Products, Inc.
            Nine West 57th Street
            New York, NY  10019-2683
            Attention:  General Counsel

          If to the Consulting Firm:
            Buck Consultants, Inc. Two
            Pennsylvania Plaza

             Attention:  John J. Ponzini

          If to the Trustee:
            Chemical Bank
            4 New York Plaza
            4th Floor
            New York, New York  10004

            Attention:  Richard Hauptman

          If to the Executives:

            To the addresses set forth in Exhibit C

or to such other address as a party shall have furnished to the others in writing in accordance herewith. Notice and communi-cations shall be effective when actually received by the addressee.

Section 15:  Severability and Alienation

          (a)  Severability.  Any provision of this Trust
Agreement prohibited by law shall be ineffective to the extent of any such prohibition without invalidating or in any other way limiting the remaining provisions hereof.

          (b) No Alienation. The rights and benefits of the Executives under this Trust Agreement, and the payments to the Executives from the Trust Assets, may not be anticipated, as-signed, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by a Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. The Trust Assets shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Executive, and payments hereunder shall not be considered assets of any Executive in the event of insolvency or bankruptcy.

Section 16:  Governing Law

          This Trust Agreement shall be governed by and con-strued in accordance with the laws of the state of New York, without reference to principles of conflicts of law.

Section 17:  Miscellaneous

          (a) Taxes. The Trustee shall be neither individually nor severally liable for any taxes of any kind levied or assessed under the existing or future laws against the Trust Assets. The Trustee shall withhold from each payment to a Executive any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, in accordance with the Consulting Firm's instructions, and shall deliver and pay over such amounts to the Company for its payment to the appropriate taxing authorities. Any tax information applicable to an Executive shall be supplied to the Consulting Firm by the Company and the Consulting Firm shall have no responsibility for the accuracy of that information.

         (b) Satisfaction Under Agreements. Any payment to a Executive by the Trustee in accordance with Section 4 of this Trust Agreement shall, to the extent thereof, be in full satis-faction of all claims against the Trustee and the Company under the Agreements. Nothing in this Trust shall relieve the Company of its liability to make payments under the Agreements, except to the extent such liability is met by payments pursuant to
Section 4 of this Trust Agreement.

          (c) Headings. Headings in this Trust Agreement are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

          (d) Counterparts. This Trust Agreement may be ex-ecuted in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          (e) Successors. This Trust Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

          (f) Actions in Writing. Any action of the Company or the Consulting Firm pursuant to this Trust Agreement, including without limitation all orders, requests, directions, instructions and communications of information, shall be in writing signed on its behalf by an officer or named designee of the Company or the Consulting Firm (as the case may be).

          (g) Death or Disability of Executive. If at any time while this Trust is in existence, an Executive should die, references herein to that Executive shall be deemed to include the Executive's designated beneficiaries under the relevant Agreement or, if there are no such beneficiaries, the executor or administrator of the Executive's estate. If at any time while this Trust is in existence, a legal guardian should be appointed for an Executive, references herein to that Executive shall be deemed to include such legal guardian.

          IN WITNESS WHEREOF, the Company, the Trustee and the
Consulting Firm have executed this Trust Agreement as of the date first above written.

               AVON PRODUCTS, INC.


               By:/S/ James E. Preston
                    Name:  James E. Preston
                    Title:  Chairman & Chief Executive Office


               CHEMICAL BANK


               By:/s/ Richard Hauptman
                    Name:   Richard Hauptman
                    Title:  Vice President


               BUCK CONSULTANTS, INC.
               By:/s/ John J. Ponzihi
                    Name:   John J. Ponzihi
                    Title:  Consulting Actuary

                           Exhibit A

              Agreements Covered by the Avon Products, Inc.,
                 Benefit Protection Trust (Nine Agreements)

                 Employment Agreements between Avon Products, Inc., and the following officers, such agreements dated as of the dates indicated:

                 1. James E. Preston, Chairman and Chief Executive Officer (dated November 5, 1992)*

                  2. Edward J. Robinson, President and Chief Oper-ating Officer (dated September 1, 1994)

                  3. Gail Blanke-Cusick, Senior Vice President (dated September 1, 1994)

                  4. Christina A. Gold, Senior Vice President (dated September 1, 1994)

                  5. Susan J. Kropf, Senior Vice President (dated September 1, 1994)

                  6. Ward M. Miller, Jr., Senior Vice President and General Counsel (dated November 3, 1994)

                  7. Edwina G. Woodbury, Senior Vice President and Chief Financial Officer (dated September 1, 1994)

                  8. Marcia L. Worthing, Senior Vice President (dated September 1, 1994)


                             Updated as of April 1, 1995

_____________________

* Mr. Preston's agreement by its terms expires October 31, 1995. Prior to that date it will be amended or superceded by a new agreement.

                             Exhibit B

          The Required Funding Amount shall be determined as of a given Adjustment Date assuming all cash payments would become due under an Agreement upon or after Change of Control and further assuming the Executive's termination of employment oc-curred as of the Adjustment Date, or if termination occurred prior to such date, the actual date of termination. The present value shall be determined, where appropriate, based on the assumptions specified in the Agreement. If the appropriate assumptions are not specified in the Agreement, the assumed interest rate shall equal the interest rate payable on one-year Treasury Bills in effect on the day that is 30 business days (where a business day is any day other than Saturday, Sunday or a legal holiday in the City of New York) prior to the Adjustment Date, and where mortality assumptions are required, the average of the applicable factors under the 1984 Buck Mortality Table shall be used. It shall be further assumed that the amount of any tax reimbursement payment to the Executive under the Agreement shall be based on the assumption that the maximum amount of applicable taxes are payable to the Executive. Any benefit costs, premiums or other payments to be made under the Agreement will be based on information provided by the Company.